As filed with the Securities and Exchange Commission on July 3, 2025

Registration No. 333-[   ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEXT TECHNOLOGY HOLDING INC.

(Exact name of registrant as specified in its charter)

Wyoming	84-4948289
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Room 519, 05/F Block T3 Qianhai Premier Finance Centre Unit 2 Guiwan Area, Nanshan District, Shenzhen, China	518000
(Address of Principal Executive Offices)	(Zip Code)

NEXT TECHNOLOGY HOLDING INC. 2025 Equity Incentive Plan

(Full title of the plan)

Wyoming Registered Agent

1621 Central Ave Cheyenne, Wyoming 82001

(Name and address of agent for service)

(307) 637-5151

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller Reporting company	☒
Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering 80,000,000 shares of common stock, no par value per share (the “Common Stock”), of Next Technology Holding Inc. (the “Company” or the “Registrant”) reserved for issuance under the Next Technology Holding Inc. 2025 Equity Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 27, 2025; and

(b)	Our Current Reports on Form 8-K filed with the SEC on June 23, 2025, May 29, 2025, April 15, 2025, March 12, 2025, March 5, 2025, January 17, 2025, January 10, 2025 and January 2, 2025, respectively.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above (other than the portions of these documents not deemed to be filed); and

(c) The description of the Registrant’s common stock that is contained in the Registrant’s Form S-1 (SEC File No. 333-252149), filed with the SEC on January 15, 2021, pursuant to the Securities Act, as updated by any amendment or report filed for the purpose of updating such description and Form 8-A, filed with the SEC on July 18, 2022, pursuant to the Exchange Act, as updated by any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents with the SEC; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is organized under the laws of the State of Wyoming. Under Wyoming law, a corporation may indemnify its directors and officers who are, were, or are threatened to be made a party to a proceeding, provided that the individual: (i) acted in good faith; (ii) reasonably believed, that their conduct was in the corporation’s best interests, or at least that their conduct was not opposed to the corporation’s best interests; and (iii) in the case of a criminal proceeding, had no reasonable cause to believe their conduct was unlawful. Directors and officers may not be indemnified in connection with a proceeding where they are found to have liability on the basis that they received a financial benefit to which they were not entitled, whether or not involving action in their official capacity. Indemnification may include expenses (including attorneys’ fees), judgments, fines (including excise taxes), and amounts paid in settlement, reasonably incurred in connection with such proceeding. In actions by or in the right of the corporation (derivative actions), indemnification may be provided only for expenses, and if the person is adjudged liable to the corporation, indemnification may only be made if and to the extent a court determines the person is fairly and reasonably entitled to such indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

INDEX OF EXHIBITS

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation of the Registrant
4.2	Second Amended Bylaws of Registrant
5.1*	Opinion of Holland & Hart LLP
23.1*	Consent of JWF Assurance PAC, Independent Registered Public Accountants
23.2*	Consent of Holland & Hart LLP (included in Exhibit 5.1 hereto)
24.1*	Power of Attorney (included on signature page to this Registration Statement)
99.1*	Next Technology Holding Inc. 2025 Equity Incentive Plan
107*	Filing Fee Table

*	Filed herewith

Item 9. Undertakings.

a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the undersigned registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the undersigned registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong Special Administrative Region, China, on this day of July 3, 2025.

NEXT TECHNOLOGY HOLDING INC.

By:	/s/ Weihong Liu
Name:	Weihong Liu
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Weihong Liu, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Weihong Liu	Chief Executive Officer	July 3, 2025
Weihong Liu	(Principal Executive Officer)

/s/ Eve Chan	Chief Financial Officer and Secretary	July 3, 2025
Eve Chan	(Principal Financial and Accounting Officer)

/s/ Nan Ding	Chief Operating Officer	July 3, 2025
Nan Ding

/s/ Hongliang Liu	Chief Technical Officer	July 3, 2025
Hongliang Liu

/s/ Lichen Dong	Director	July 3, 2025
Lichen Dong

/s/ Jianbo Sun	Director	July 3, 2025
Jianbo Sun

/s/ Tian Yang	Director	July 3, 2025
Tian Yang

/s/ Qi Wang	Director	July 3, 2025
Qi Wang